UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

AMENDMENT NO. 1 TO

FORM 8-K

CURRENT REPORT

ON FORM 8-K/A

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 29, 2012

ASCEND ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-51840	20-3881465

(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

360 Ritch Street, Floor 3

San Francisco, California 94107

(Address of Principal Executive Offices)

(786) 245-3786

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

General; Merger Agreement

As previously reported, on February 29, 2012, Ascend Acquisition Corp. (the “Company”) consummated the transactions contemplated by that certain Merger Agreement and Plan of Reorganization (the “Merger Agreement”) by and among the Company, Ascend Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”), Andover Games, LLC, a Delaware limited liability company, and the members of Andover Games. Pursuant to the Merger Agreement, Merger Sub merged with and into Andover Games, with Andover Games surviving the merger and becoming a wholly-owned subsidiary of the Company.

Pursuant to the Merger Agreement, the Company was obligated to use its commercial best efforts to raise at least $4 million of equity capital through the sale of the Company’s capital stock, of which at least $2 million was to be raised prior to or simultaneously with the closing of the Merger Agreement (the “Closing”) and such additional proceeds were to be raised, if at all, within 30 days of the Closing (or March 30, 2012) so as to raise up to $4 million in aggregate proceeds. Simultaneously with the Closing, the Company sold 4,000,000 shares of its common stock, at $0.50 per share, for gross proceeds of $2 million. The Company then continued its efforts to raise the remaining additional $2 million of proceeds by March 30, 2012.

Effective March 30, 2012, the parties amended the Merger Agreement to extend the date by which the remaining additional $2 million of proceeds was to be raised to April 30, 2012. The parties determined to extend the date as a result of the Company’s exploration of potential strategic initiatives following completion of the merger which delayed management’s ability to meet with potential investors until late March 2012. No other changes were made to the Merger Agreement.

The foregoing summary of the amendment to the Merger Agreement is qualified in its entirety by reference to the text of the agreement, which is attached as an exhibit hereto and is incorporated herein by reference.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

(d)          Exhibits

Exhibit No.	Description

2.2	Amendment No. 1 to Merger Agreement and Plan of Reorganization, dated as of March 30, 2012, by and among Ascend Acquisition Corp., Andover Games, LLC and the former members of Andover Games, LLC.

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ascend Acquisition Corp.

Date: April 4, 2012

/s/ Craig dos Santos
Chief Executive Officer